Exhibit 8.1

July 7, 2004

Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000

Ladies and Gentlemen:

We have acted as counsel to Foster Wheeler Ltd., a Bermuda corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to the Form S-4 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the registration of common shares, Series B Convertible Preferred Shares (the “preferred shares”) and warrants to purchase common or preferred shares of Foster Wheeler Ltd. that may be exchanged for any and all (a) 9.00% Preferred Securities, Series I issued by FW Capital Trust I and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC (the “trust securities”), (b) 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd. and guaranteed by Foster Wheeler LLC (the “convertible notes”) and (c) Series 1999 C Bonds that mature on October 15, 2009 (the “2009 Series C Robbins bonds”), Series 1999 C Bonds that mature on October 15, 2024 (the “2024 Series C Robbins bonds”) and Series 1999 D Bonds (the “Series D Robbins bonds” and together with the 2009 Series C Robbins and the 2024 Series C Robbins bonds, the “Robbins bonds”) supported by the Exit Funding Arrangement dated as of October 15, 1999 between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) and Suntrust Bank, Central Florida, National Association and (ii) the registration of Fixed Rate Senior Secured Notes due 2011 of Foster Wheeler LLC (the “new notes”) that may be exchanged for any and all 6 ¾% Senior Secured Notes due 2005 of Foster Wheeler LLC (the “2005 notes”), in each case guaranteed by subsidiary guarantors.

We have examined the Registration Statement and each indenture (and each supplemental indenture of form thereof) and, to the extent deemed necessary, other agreements relating to (i) the debentures underlying the trust securities, (ii) the convertible notes, (iii) the Robbins bonds and (iv) the 2005 notes and the new notes, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such and further investigation as we have deemed relevant and necessary in connection with the opinion expressed herein.

In rendering the opinion set forth in the Registration Statement, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We hereby confirm to you our opinion relating to matters of United States Federal income tax laws as set forth under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement.  We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP
KING & SPALDING LLP